Exhibit 99.1

        Digital Impact Reports Fiscal Q4 & Full Year Results;
              Company Achieves 13% Annual Revenue Growth


    SAN MATEO, Calif.--(BUSINESS WIRE)--April 24, 2003--Digital Impact, Inc. (Nasdaq:DIGI), the premier provider of online direct marketing solutions for enterprises, today announced financial results for the fiscal fourth quarter and year ended March 31, 2003.
    Digital Impact reported revenues of $10.9 million for the quarter ended March 31, 2003, a 6% increase over the same period last year. The GAAP net loss for the quarter ended March 31, 2003 was $1.3 million, or $0.04 per share, representing a 60% improvement from a net loss of $3.3 million, or $0.11 per share, for the same period last year.
    This quarter's GAAP net loss included restructuring-related charges of $546,000, resulting from the consolidation of facilities and workforce. This reduced earnings by approximately $0.02 per share and compares to restructuring-related charges totaling $1.8 million, which reduced earnings by approximately $0.06 per share for the same quarter last year.
    EBITDA (earnings before interest, tax, depreciation and amortization adjusted for specific items listed below) was positive for the fifth consecutive quarter, totaling $935,000 compared to $298,000 for the same quarter last year. The difference between this quarter's EBITDA of $935,000 and the company's net loss of $1.3 million is primarily attributable to the exclusion of depreciation of hardware, the amortization of software, intangible assets and stock-based compensation, and certain restructuring-related charges.
    Operating expenses for the quarter were $7.3 million, down 21% from the same period last year. For the fourth consecutive quarter, the company generated positive cash flow from operations. The company ended the quarter with $24.9 million in cash, cash equivalents, short-term investments and restricted cash.
    For the fiscal year ended March 31, 2003, revenue totaled $44.0 million, a 13% increase over fiscal 2002. The GAAP net loss for the year totaled $4.0 million, or $0.13 per share, an 80% improvement from the prior year. Earnings per share, excluding restructuring-related charges and the amortization of stock-based compensation, purchased intangibles and goodwill for the fiscal year ended March 31, 2003 was a loss of $0.08 per share compared to a loss of $0.48 per share for the prior fiscal year.
    For the fiscal year ended March 31, 2003, EBITDA totaled $3.5 million compared to negative EBITDA of $7.8 million for fiscal 2002. The improvement was driven by higher revenues, as well as a 28% reduction in annual operating expenses.
    "I am proud of our team's efforts over the past year to grow revenue 13% in the face of a tough marketing and economic environment. We saw significant improvements in our bottom-line as we continue to deliver outstanding results on behalf of our clients while streamlining our business," said William Park, CEO and Chairman. "Additionally, our cash balance remained stable as we generated $4.4 million from operations for the year while continuing to invest in our technology infrastructure."

    Outlook

    Digital Impact projects fiscal first quarter revenues to be roughly in-line with Q4 2003 results, with a GAAP net loss ranging from $0.03 to $0.01 per share.
    The Company projects relatively flat to modest revenue growth for the fiscal year. In addition, Digital Impact projects that it will be cash flow positive and GAAP breakeven for the fiscal year 2004.

    Fourth Fiscal Quarter 2003 Conference Call

    As previously announced, Digital Impact's conference call will be held today at 1:30 p.m. PT. Those wishing to participate should call 212/676-5013 or access the call at www.digitalimpact.com at approximately 1:20 p.m. PT. A replay of the call will be available by dialing 800/633-8284 (domestic) or 402/977-9140 (international) and entering reservation #21139575 or at www.digitalimpact.com and on www.companyboardroom.com.

    Non-GAAP Measures

    To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of operating loss, net loss, and loss per share, pro forma net loss and EBITDA, which are adjusted from results based on GAAP to exclude certain expenses, recoveries and losses. These non-GAAP measures are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses, recoveries and losses that may not be indicative of our core operating results. These measures should be considered in addition to, and not as a substitute to, or superior to, results prepared in accordance with generally accepted accounting principles. Consistent with our historical practice, these non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

    About Digital Impact

    Digital Impact is the premier provider of online direct marketing solutions for enterprises, including market leaders such as Citibank, Dell Computer Corporation, MasterCard and Hewlett-Packard. Digital Impact's solutions -- Strategy, Customer Acquisition and Customer Marketing -- enable corporations to create and deliver highly successful email marketing programs that drive revenue, influence behavior and deepen customer relationships. Digital Impact solutions provide deep customer insight and powerful execution through a combination of hosted web applications, messaging technology infrastructure and professional services.
    Digital Impact is a member of the TRUSTe Privacy Program and works only with companies that are advocates of strict consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, Los Angeles, New York and London. The company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

    Safe Harbor Statement

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding Digital Impact's expectations, beliefs, hopes, intentions or strategies regarding the future. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include, but are not limited to, the following: that due to possible conditions such as such as the loss of clients, the inability to collect fees for services performed, the reduction in campaign volume for existing clients, reduced demand for the company's services, price pressure from the company's competition and inability to adequately reduce expenses, the company's performance projections may not be met.
    Further risks are detailed in Digital Impact's filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q and its most recent Annual Report.

    -- Digital Impact is a registered trademark of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.

    --  Financial schedules attached.


                         DIGITAL IMPACT, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (in thousands, except per share amounts) (unaudited)


                                    Three Months      Twelve Months
                                        Ended             Ended
                                      March 31,          March 31,
                                  ----------------- ------------------
                                    2003     2002     2003     2002
                                   -------  -------  -------  --------

Revenues                          $10,874  $10,283  $44,010  $ 39,038
Cost of revenues                    4,814    4,381   18,205    17,993
                                   -------  -------  -------  --------
Gross margin                        6,060    5,902   25,805    21,045

Operating expenses:
 Research and development           1,602    1,840    7,042    10,573
 Sales and marketing                3,265    3,132   13,758    15,612
 General and administrative         1,772    1,982    7,196     8,548
 Stock-based compensation             (57)    (109)     386     2,319
 Amortization of goodwill               -      375        -     1,500
 Amortization of purchased
  intangibles (B)                     161      161      644       644
 Restructuring charges and write-
  off of fixed assets                 546    1,824      546     1,824
                                   -------  -------  -------  --------
   Total operating expenses         7,289    9,205   29,572    41,020
                                   -------  -------  -------  --------

Loss from operations               (1,229)  (3,303)  (3,767)  (19,975)

Other income and (expense)            (92)      (2)    (207)      297
                                   -------  -------  -------  --------
Net loss                          $(1,321) $(3,305) $(3,974) $(19,678)
                                   =======  =======  =======  ========

Net loss per common share
  -- basic and diluted            $ (0.04) $ (0.11) $ (0.13) $  (0.70)
                                   =======  =======  =======  ========

Shares used in net loss per common
  share calculation -- basic and
   diluted                         31,010   28,960   30,290    27,960
                                   =======  ======== =======  ========

Pro forma net loss (A)            $  (671) $(1,054) $(2,398) $(13,391)
                                   =======  =======  =======  ========

Pro forma net loss per
  share -- basic and diluted (A)  $ (0.02) $ (0.04) $ (0.08) $  (0.48)
                                   =======  =======  =======  ========

(A) Excludes charges for stock-based compensation, amortization of goodwill and purchased intangibles and restructuring charges and write-off of fixed assets.

(B) Includes amortization of purchased technology, previously a component of research and development, of $161 for the three months ended March 31, 2002 and 2003 and $644 for the twelve months ended March 31, 2002 and 2003.


                         DIGITAL IMPACT, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands) (unaudited)

                                          Mar 31,    Mar 31,
                                           2003       2002     Change
                                        ----------  --------  --------
ASSETS:
Current assets:

 Cash and cash equivalents                $23,659   $23,937     $(278)
 Short-term investments                       108     1,651    (1,543)
 Accounts receivable, net                   7,903     8,191      (288)
 Prepaid expenses and other current
  assets                                    1,377     1,504      (127)
                                        ----------  --------  --------
Total current assets                       33,047    35,283    (2,236)
                                        ----------  --------  --------

Net property and equipment                  8,909     9,484      (575)

Restricted cash                             1,114     1,141       (27)
Intangible Assets                           2,216     2,860      (644)
Other assets                                  731       865      (134)
                                        ----------  --------  --------
Total assets                              $46,017   $49,633   $(3,616)
                                        ==========  ========  ========

                                          Mar 31,    Mar 31,
                                           2003       2002     Change
                                        ----------  --------  --------

LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities:

 Accounts payable                          $1,819    $2,529     $(710)
 Deferred revenues                          1,975       829     1,146
 Accrued liabilities                        4,182     4,205       (23)
 Current portion of capital lease
  obligations                                 374       320        54
 Current portion of long term debt          1,212     1,537      (325)
                                        ----------  --------  --------
Total current liabilities                   9,562     9,420       142
                                        ----------  --------  --------

Capital lease obligations, less current
 portion                                        -        73       (73)
Long term debt, less current portion            -     1,251    (1,251)
                                        ----------  --------  --------
Total liabilities                           9,562    10,744    (1,182)


Total stockholders' equity                 36,455    38,889    (2,434)
                                        ----------  --------  --------
Total liabilities and stockholders'
 equity                                   $46,017   $49,633   $(3,616)
                                        ==========  ========  ========


                         DIGITAL IMPACT, INC.
  RECONCILIATION FROM GAAP NET LOSS TO PRO FORMA NET LOSS AND EBITDA
         (in thousands, except per share amounts) (unaudited)

                                    Three Months      Twelve Months
                                        Ended             Ended
                                      March 31,         March 31,
                                  ----------------- ------------------
                                    2003     2002     2003      2002
                                  -------- -------- -------- ---------

Net loss                          $(1,321) $(3,305) $(3,974) $(19,678)

Excluded for pro forma net loss:
 Stock-based compensation             (57)    (109)     386     2,319
 Amortization of goodwill               -      375        -     1,500
 Amortization of purchased
  intangibles                         161      161      644       644
 Restructuring charges and write-
  off of fixed assets                 546    1,824      546     1,824
                                  -------- -------- -------- ---------

 Pro forma net loss                 $(671) $(1,054) $(2,398) $(13,391)

Excluded for EBITDA
 Other (income) and expense            92        2      207      (297)
 Depreciation and amortization      1,514    1,350    5,734     5,861
                                  -------- -------- -------- ---------

 EBITDA                              $935     $298   $3,543   $(7,827)
                                  ======== ======== ======== =========

EBITDA Definition: Earnings before other income and expense, taxes, depreciation, amortization, stock-based compensation, impairment charges and restructuring charges and write-off of fixed assets


    CONTACT: Kalt Rosen & Co.
             Howard Kalt/Pierre Hirsch, 415/397-2686
             info@krc-ir.com